Exhibit 23.2
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
Vitesse Energy, Inc.
9200 E. Mineral Circle, Suite 200
Centennial, CO 80112

The undersigned hereby consents to the incorporation by reference in this Registration Statement No. 333- 269202 on Form S-8 and Registration Statement No. 333-276821 on Form S-3 for Vitesse Energy, Inc. of information from, and the inclusion of, our report dated January 22, 2024, with respect to the estimates of reserves and future net revenues of Vitesse Energy Inc., as of December 31, 2023, which is included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2023 of Vitesse Energy, Inc. filed with the Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker, P.E.
President

Austin, Texas
February 26, 2024